Exhibit 10.1

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

NON-EXCLUSIVE LICENSE AGREEMENT

by and between

ACUITAS THERAPEUTICS, INC.

and METAGENOMI, INC

Dated

September 29, 2025

TABLE OF CONTENTS

Page

Article 1 Definitions		1
Article 2 LICENSE GRANT; TECHNOLOGY TRANSFER		12
2.1	License.	12
2.2	Sublicensing Rights	13
2.3	Technology Transfer	14
2.4	Extended Research Activities.	16
Article 3 PAYMENTS AND ROYALTIES		17
3.1	License Maintenance Fees	17
3.2	Milestone Payments	17
3.3	Royalties	18
3.4	Payment Terms	19
Article 4 OWNERSHIP AND INVENTORSHIP OF IP		21
Article 5 PATENT PROSECUTION AND MAINTENANCE		22
5.1	Acuitas LNP Patents	22
5.2	Regulatory Exclusivity Periods	22
5.3	Patent Listings	23
5.4	Cooperation	23
Article 6 PATENT ENFORCEMENT AND DEFENSE		23
6.1	Notice	23
6.2	Enforcement and Defense	23
Article 7 CONFIDENTIALITY		25
7.1	Confidential Information	25
7.2	Restrictions	26
7.3	Exceptions	26
7.4	Permitted Disclosures	27
7.5	Return of Confidential Information	28
7.6	Publications	28
7.7	Terms of this License; Publicity	28
Article 8 WARRANTIES; LIMITATIONS OF LIABILITY; INDEMNIFICATION		29
8.1	Representations and Warranties	29
8.2	Additional Representations of Acuitas	30
8.3	Additional Representations and Warranties of Metagenomi.	31

8.4	Disclaimers	33
8.5	No Consequential Damages	33
8.6	Performance by Others	33
8.7	Indemnification	33
8.8	Insurance	36
Article 9 TERM AND TERMINATION		36
9.1	Term	36
9.2	Termination by Acuitas	36
9.3	Termination by Metagenomi	37
9.4	Termination Upon Bankruptcy	38
9.5	Effects of Termination	39
9.6	Survival	39
Article 10 GENERAL PROVISIONS		40
10.1	Dispute Resolution	40
10.2	Relationship of Parties	42
10.3	Compliance with Law	42
10.4	Choice of Law	42
10.5	Counterparts; Facsimiles	42
10.6	Headings	43
10.7	Waiver of Rule of Construction	43
10.8	Interpretation	43
10.9	Binding Effect	43
10.10	Assignment	43
10.11	Notices	43
10.12	Amendment and Waiver	44
10.13	Severability	45
10.14	Entire Agreement	45
10.15	Force Majeure	45
10.16	Further Assurances	45
Appendix 1.60 Licensed Product		47
Appendix 1.61 Patents Within the Licensed Technology as of the License Effective Date		64
Appendix 2.3 Pre-Approved Contract Manufacturing Organizations (CMOs)		159
Appendix 8.2 Exceptions to Acuitas’ Representations and Warranties in Section 8.2		160

NON-EXCLUSIVE LICENSE AGREEMENT

THIS NON‑EXCLUSIVE LICENSE AGREEMENT (“License”) dated as of September 29, 2025 (the “Effective Date”), is made by and between Acuitas Therapeutics, Inc., a British Columbia corporation (“Acuitas”), and Metagenomi, Inc, a Delaware corporation (“Metagenomi”). Each of Acuitas and Metagenomi may be referred to herein as a “Party” or together as the “Parties”.

WHEREAS, Acuitas has proprietary LNP Technology (as defined below);

AND WHEREAS, Metagenomi has expertise and intellectual property relating to Genome Editing Technology (as defined below);

AND WHEREAS, Acuitas and Metagenomi are parties to that certain Development and Option Agreement dated March 1, 2024 (the “Development and Option Agreement”), pursuant to which Metagenomi has options to take licenses under the Licensed Technology (as defined below);

AND WHEREAS, pursuant to the terms of the Development and Option Agreement, Metagenomi has exercised an option with respect to a Licensed Product (as defined below) and the Parties are now entering into a licensing arrangement whereby Metagenomi will have a license under the Licensed Technology to develop and commercialize such Licensed Product.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
Definitions

The following terms and their correlatives will have the following meanings. Capitalized terms not defined herein will have the meaning set forth in the Development and Option Agreement:

1.1. “Acuitas Indemnitees” has the meaning set forth in Section 8.7(a).

1.2. “Acuitas In-License” has the meaning set forth in Section 2.1(c).

1.3. “Acuitas In-License Notice” has the meaning set forth in Section 2.1(c).

1.4. “Acuitas In-Licensed Technology” means any LNP Technology to which Acuitas has rights pursuant to an Acuitas In-License under which (a) Acuitas has the ability to grant a license or sublicense to such LNP Technology without violating the terms of any agreement with such Third Party, and (b) milestones, royalties or other monetary obligations are owed to a Third Party in respect of such license or sublicense.

1.5. “Acuitas LNP Patent” has the meaning set forth in the Development and Option Agreement.

1.6. “Acuitas LNP Technology” has the meaning set forth in the Development and Option Agreement.

1.7. “Affiliate” of a person or entity means any other person or entity which (directly or indirectly) is controlled by, controls or is under common control with such person or entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity will mean (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors, or (b) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity; provided that if local Law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local Law, be owned by foreign interests. Notwithstanding the foregoing, in no event will [***] be considered a Metagenomi Affiliate for the purposes of this License or any other Non-Exclusive License Agreement.

1.8. “Amended Appendix 1.60” has the meaning set forth in Section 2.1(b).

1.9. “Amended Target Notice” has the meaning set forth in Section 2.1(b).

1.10. “Asia Pacific Countries” means Australia, China, Japan, South Korea or Taiwan.

1.11. “BIA” has the meaning set forth in Section 9.4.

1.12. “Business Day” means a day on which banking institutions in either Emeryville, CA, USA and Vancouver, British Columbia, Canada are open for business.

1.13. “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that (a) the first Calendar Quarter of the Term will begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term will end on the last day of the Term, and (b) the first Calendar Quarter of a Royalty Term for a Licensed Product in a country will begin on the First Commercial Sale of such Licensed Product in such country and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term will end on the last day of such Royalty Term.

1.14. “CCAA” has the meaning set forth in Section 9.4.

1.15. “Claim” has the meaning set forth in the Development and Option Agreement.

1.16. “CMO” has the meaning set forth in Section 2.3(a).

1.17. “Collaboration Partner” has the meaning set forth in the Development and Option Agreement.

1.18. “Combination Product” means a product that includes at least one additional active ingredient sold in conjunction with or used in combination with a Licensed Product (whether packaged together or packaged separately but sold together for a single price). Drug delivery vehicles and excipients will not be deemed to be “active ingredients”, except in the case where such delivery vehicle or excipient is recognized as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7) or equivalent Laws in other jurisdictions; provided, however, that should the lipid nanoparticle components of a Licensed Product be characterized as “active ingredients” at any time during the Term, such lipid nanoparticles will not be considered an “active ingredient” for the purposes of this definition.

1.19. “Confidential Disclosure Agreement” means the Confidential Disclosure Agreement between the Metagenomi and Acuitas [***].

1.20. “Confidential Information” has the meaning set forth in Section 7.1.

1.21. “Control” or “Controlled” means, with respect to a particular Technology and Party, that such Party (a) owns or has a license to use and practice such Technology and (b) has the right to grant a license or sublicense to such Technology without violating the terms of any agreement with any Third‑Party and (c) solely with respect to Acuitas LNP Technology, does not incur any milestone, royalty, or other monetary obligations to a Third‑Party under the terms of any agreement with such Third‑Party.

1.22. “Debar”, “Debarred” or “Debarment” means (a) being debarred, or being subject to a pending debarment, pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, (b) being listed by any federal and/or state agencies, excluded, debarred, suspended or otherwise made ineligible to participate in federal or state healthcare programs or federal procurement or non‑procurement programs (as that term is defined in 42 U.S.C. § 1320a‑7b(f), or being subject to any pending process by which any such listing, exclusion, debarment, suspension or other ineligibility could occur, (c) being disqualified by any government or regulatory agency from performing specific services, or being subject to a pending disqualification proceeding, or (d) being convicted of a criminal offense related to the provision of healthcare items or services or being subject to any pending criminal action related to the provision of healthcare items or services.

1.23. “Deficiency” means the existence of any of the following factors, to the extent supported by reasonable and verifiable documentation or other supporting evidence: (a) a significant failure to adhere to internationally accepted standards of quality and safety in the manufacture of pharmaceutical or biologic products as documented by a regulatory authority with jurisdiction over pharmaceutical manufacturing, as the same are relevant to the stage of development and certification of the products to be manufactured; (b) less than [***] of experience in manufacturing pharmaceutical or biological products; or (c) a significant history of violating confidentiality or intellectual property rights or (d) a party who is a direct competitor of Acuitas in the field of LNP Technology. For clarity, no factor that is not listed in (a), (b), (c) or (d) above will be considered in determining the existence of a Deficiency. A listing of pre-approved CMOs is provided in Appendix 2.3.

1.24. “Development and Option Agreement” has the meaning set forth in the Preamble.

1.25. “Diligent Efforts” means, with respect to the efforts to be expended by a Party, active and sustained efforts to conduct the applicable activity, or to attempt to achieve the applicable requirement or goal, in a prompt and expeditious manner, as is reasonably practicable under the circumstances and the terms of this License.

1.26. “Disclosing Party” has the meaning set forth in Section 7.1.

1.27. “Dispute” has the meaning set forth in Section 10.1(a).

1.28. “Dollars” means United States dollars.

1.29. “Donor DNA Sequence” has the meaning set forth in the Development and Option Agreement.

1.30. “Effective Date” has the meaning set forth in the Preamble.

1.31. “Escrow Agent” means the Third-Party escrow agent designated by Acuitas and reasonably acceptable to Metagenomi, and as of the Effective Date, refers to [***].

1.32. “Executive Officers” has the meaning set forth in Section 10.1(b).

1.33. “Exempt Personnel” has the meaning set forth in Section 8.3(e).

1.34. “Extended Research” means research and development activities conducted by Acuitas and Metagenomi in accordance with the terms of the Development and Option Agreement after the Effective Date.

1.35. “Extended Research Workplan” has the meaning set forth in Section 2.4.

1.36. “Field of Use” means all human therapeutic or prophylactic uses.

1.37. “First Commercial Sale” means the first sale for use or consumption for which revenue has been recognized of any Licensed Product in a country after all required Marketing Authorization Approvals for commercial sale of such Licensed Product have been obtained in such country. A sale for compassionate or named patient use, test marketing or clinical trial purposes will not constitute a First Commercial Sale. First Commercial Sale will include any sales under emergency use authorizations in any country.

1.38. “Formulated Product” means product produced by Acuitas pursuant to the Development and Option Agreement or this License Agreement that incorporates Metagenomi proprietary Genome Editing Constructs formulated with Acuitas LNP Technology.

1.39. “FTE” means the work of a full-time person for one year, or more than one person working the equivalent of a full-time person for one year, where “full-time” is determined by the standard practices in the biopharmaceutical industry in the geographic area in which such personnel are working, but means [***], in the performance of the agreed activities for the

Technology Transfer or Extended Research, including scientific management oversight as reasonably required.

1.40. “FTE Costs” mean the amount obtained by multiplying the number of actual FTEs employed by Acuitas in the conduct of the agreed activities for the Technology Transfer by an annual rate per FTE equal to [***], which may be prorated on a daily or hourly basis as necessary. Such FTE Costs represent reimbursement for all costs of FTEs in providing such activities (including salaries, benefits, lab supplies, reagents, equipment and overhead, as well as other G&A costs).

1.41. “GAAP” means generally accepted accounting principles in the United States.

1.42. “Genome Edit(ing)” has the meaning set forth in the Development and Option Agreement.

1.43. “Genome Editing Construct” has the meaning set forth in the Development and Option Agreement.

1.44. “Genome Editing Protein Target” has the meaning set forth in the Development and Option Agreement.

1.45. “GMP” means current Good Manufacturing Practices as specified in Parts 210 and 211 of Title 21 of the U.S. C.F.R., ICH Guideline Q7A, or equivalent Laws of an applicable Regulatory Authority at the time of manufacture.

1.46. “Guide RNA” has the meaning set forth in the Development and Option Agreement.

1.47. “Human Genome Target” has the meaning set forth in the Development and Option Agreement.

1.48. “ICC” has the meaning set forth in Section 10.1(c).

1.49. “Indemnification Claim Notice” has the meaning set forth in Section 8.7(c).

1.50. “Indemnified Party” has the meaning set forth in Section 8.7(c).

1.51. “Indemnifying Party” has the meaning set forth in Section 8.7(c).

1.52. “Insolvency Legislation” has the meaning set forth in Section 9.4.

1.53. “Joint Technology” has the meaning set forth in the Development and Option Agreement.

1.54. “Know-How” means all confidential and proprietary commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, and including study designs and protocols), in all cases, provided that such information is confidential and proprietary, and regardless of whether patentable, in written, electronic or any other form.

1.55. “Know-How Royalties” has the meaning set forth in Section 3.3(a).

1.56. “Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.57. “License Agreement” has the meaning set forth in the Preamble.

1.58. “License Maintenance Fees” means the fees set forth in Section 3.1.

1.59. “Licensed Know-How” means all Know-How disclosed to Metagenomi by Acuitas under this License Agreement or the Development and Option Agreement including but not limited to the LNP formulation, raw materials supply and analytical characterization for the manufacture of the Formulated Product transferred to Metagenomi by Acuitas pursuant to the Technology Transfer.

1.60. “Licensed Product” has the meaning set forth in the Development and Option Agreement. The Human Genome Target(s), including both the Therapeutic Human Genome Targets and Safe Harbour Human Genome Targets, if applicable, the Genome Editing Protein Targets and Guide RNAs and/or Donor DNA Sequences that are the subject of this License are identified in Appendix 1.60 hereto.

1.61. “Licensed Technology” means the Acuitas LNP Patents and Licensed Know-How. Without limiting the generality of this definition, the Patents included in the Licensed Technology as of the Effective Date are listed in Appendix 1.61 attached hereto.

1.62. “LNP” means lipid nanoparticles.

1.63. “LNP Technology” means any Technology that claims, embodies, or incorporates delivery systems (and components thereof) based on or incorporating LNPs.

1.64. “Losses” has the meaning set forth in Section 8.7(a).

1.65. “Major Market Country” means the United States, Canada, the United Kingdom, Germany, France, Spain, Italy, or Asia Pacific Countries.

1.66. “Marketing Authorization Approval” means, with respect to a country or extra-national territory, any and all approvals (including a New Drug Application or Biologics License Application approved by the FDA), licenses, registrations, emergency use authorizations or other authorizations of any Regulatory Authority necessary in order to commercially distribute, sell or market a product in such country or some or all of such extra-national territory, including any pricing or reimbursement approvals.

1.67. “Materials” has the meaning set forth in the Development and Option Agreement.

1.68. “Metagenomi Arising Patent” has the meaning set forth in the Development and Option Agreement.

1.69. “Metagenomi Indemnitees” has the meaning set forth in Section 8.7(b).

1.70. “Milestone Event” has the meaning set forth in Section 3.2.

1.71. “Milestone Payment” has the meaning set forth in Section 3.2.

1.72. “Minimum Royalty” has the meaning set forth in Section 3.3(c).

1.73. [***]

1.74. [***]

1.75. “mRNA Construct” has the meaning set forth in the Development and Option Agreement.

1.76. “Net Sales” means, with respect to any Licensed Product, the amount earned and recognized as revenue by Metagenomi and its Affiliates or Sublicensees for bona fide sales of such Licensed Product to a Third Party (other than Affiliates and Sublicensees but including distributors for resale), less:

(a) discounts (including mandated, trade, cash, quantity, prompt pay and patient program discounts), retroactive price reductions, commissions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, pharmacy benefit managers, and purchasers and reimbursers or to trade customers;

(b) credits or allowances actually granted upon claims, damaged or defective goods, refunds, rejections or returns of, and for uncollectable amounts on, such Licensed Product, including such Licensed Product returned in connection with recalls or withdrawals;

(c) freight, postage, shipping, handling and insurance charges for delivery of such Licensed Product;

(d) taxes or duties levied on, absorbed or otherwise imposed on the sale of such Licensed Product, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds;

(e) any invoiced amounts from a prior period which are not collected and are written off by Metagenomi, its Affiliates or its or their Sublicensees, including bad debts;

(f) wholesaler and distributor fees, distributor administration fees and other reasonable fees paid to selling agents, group purchasing organizations, Third-Party payors, other contractees and managed care entities, in each case with respect to such Licensed Product; and

(g) other customary deductions taken in the ordinary course of business in accordance with GAAP.

Net Sales will not include any payments among Metagenomi, its Affiliates and Sublicensees. Such amounts will be determined from the books and records of Metagenomi and its Affiliates and Sublicensees, maintained in accordance with GAAP consistently applied.

Net Sales for any Combination Product will be calculated on a country‑by‑country basis by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the average price paid for the Licensed Product contained in such Combination Product sold separately in finished form in such country, and B is the average invoice price paid for the other active ingredients contained in such Combination Product sold separately in finished form in such country, if such Licensed Product and such other active ingredients are each sold separately in such country.

Net Sales of the Licensed Product for any Combination Product if the Licensed Product or other active ingredients in such Combination Product are not sold separately in such country, will be calculated by multiplying the Net Sales of the Combination Product by a fraction, the numerator of which will be the fair market value of the Licensed Product as if sold separately, and the denominator of which will be the aggregate fair market value of all the other active ingredients of such Combination Product, including the Licensed Product, as if sold separately. In such event, Metagenomi will make a determination in good faith of the respective fair market values of each component included in the Combination Product and will notify Acuitas of such determination and provide Acuitas with Metagenomi’s basis for such determination. If Acuitas in good faith does not agree with such determination, then the fair market value of each component of a Combination Product will be a determined by a Third‑Party expert selected by Metagenomi and reasonably acceptable to Acuitas.

1.77. “Option Exercise Fees” has the meaning set forth in the Development and Option Agreement.

1.78. “Orphan Drug Licensed Product” means a Licensed Product for which (a) Metagenomi and/or its sublicensee(s) has, in its or their sole discretion, submitted for and received Orphan Drug Designation from the FDA or similar orphan drug exclusivity by the European Medicines Agency, Japanese Pharmaceuticals and Medical Devices Agency, or other applicable regulatory authority (“Orphan Drug Designation”); and (b) upon receiving such Orphan Drug Designation, Metagenomi and/or its sublicensee(s) has, in its or their sole discretion, notified Acuitas in writing that such Licensed Product shall be subject to treatment hereunder as an Orphan Drug Licensed Product.

1.79. “Party” and “Parties” has the meaning set forth in the Preamble.

1.80. “Patent(s)” means an (a) issued patent, a patent application, and a future patent issued from any such patent application, (b) a future patent issued from a patent application filed in any country worldwide that claims priority from a patent or patent application included in this

Section, (c) any additions, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, re-examinations, extensions, registrations, utility models, supplementary protection certificates and renewals based on any patent or patent application under this Section, but not including any rights that give rise to regulatory exclusivity periods (other than supplementary protection certificates, which will be treated as “Patents” hereunder), and (d) any counterpart of any patent or patent application under (a), (b) or (c) above filed in any country worldwide.

1.81. “Patent Costs” means the reasonable, documented, out-of-pocket costs and expenses paid to outside legal counsel, and filing and maintenance expenses, actually and reasonably incurred by a Party in prosecuting and maintaining Patents.

1.82. “Patent Royalties” has the meaning set forth in Section 3.3(a).

1.83. “Phase 1 Study” means a human clinical trial of a Licensed Product in any country, the primary purpose of which is the determination of safety and which may include the determination of metabolism and pharmacologic actions of the Licensed Product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness, as more fully defined in 21 C.F.R. § 312.21(a) or its successor regulation, or the equivalent in any foreign country.

1.84. “Phase 2 Study” means a human clinical trial of a Licensed Product in any country, the primary purpose of which is to evaluate the effectiveness of the Licensed Product for a particular indication or indications in patients with the disease or condition under study and to determine the common short‑term side effects and risks associated with the Licensed Product, as more fully defined in 21 C.F.R. § 312.21(b) or its successor regulation, or the equivalent in any foreign country.

1.85. “Phase 3 Study” means a human clinical trial of a Licensed Product in any country, the primary purpose of which is to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit‑risk relationship of the Licensed Product and to provide an adequate basis for physician labeling, as more fully defined in 21 C.F.R. § 312.21(c) or its successor regulation, or the equivalent in any foreign country.

1.86. “Pre-Existing Restrictions” means, with respect to a particular Target as of the date of the applicable Amended Target Notice, that Acuitas or its Affiliates are precluded from granting Metagenomi a license under this License under the Acuitas LNP Technology due to a conflicting grant of rights (or an outstanding option to obtain such a grant of rights) or covenant to a Third Party with respect to such Target pursuant to a bona fide written agreement that is executed in good faith in the ordinary course of business prior to the date of the Amended Target Notice for such Target that is still in effect on such date.

1.87. “Primary Human Genome Target” means the Human Genome Target designated by Metagenomi as the primary Human Genome Target. Each other Human Genome Target of the Licensed Product will be designated a “Additional Human Genome Target”.

1.88. “Protein Target” has the meaning set forth in the Development and Option Agreement.

1.89. “Receiving Party” has the meaning set forth in Section 7.1.

1.90. “Regulatory Authority” means any national (e.g., the United States Food and Drug Administration (“FDA”), supra‑national (e.g., the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental authority, in any jurisdiction in the world, involved in the granting of Marketing Authorization Approval.

1.91. “Regulatory Exclusivity” means with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive commercialization period during which Metagenomi or its Affiliates or Sublicensees have the exclusive right to market and sell a Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

1.92. “Royalties” has the meaning set forth in Section 3.3(a).

1.93. “Royalty Term” has the meaning set forth in Section 3.3(c).

1.94. “Solely Owned Technology” has the meaning set forth in Article 4.

1.95. “Solely Relating to LNP Technology” means with respect to Third-Party Patents, that such Third-Party Patent [***].

1.96. “Sublicense Option” has the meaning set forth in Section 2.1(c).

1.97. “Sublicensee” means any Third Party that is granted a sublicense as permitted by Section 2.1(d), either directly by Metagenomi or its Affiliates or indirectly by any other Sublicensee hereunder, provided the Sublicensee can not be [***].

1.98. “Subsequent CMO” has the meaning set forth in Section 2.3(a).

1.99. “Target” means any the Primary Human Genome Target and its associated Additional Human Genome Targets (if any), Genome Editing Protein Targets, Guide RNAs and Donor DNA Sequences, as applicable, provided that each Target that is the subject of a Target Notice or Amended Target Notice, as applicable, shall be as identified in the appropriate Target Notice or Amended Product Notice, as applicable.

1.100. “Target Notice” has the meaning set forth in the Development and Option Agreement.

1.101. “Technology” means collectively Patents and Know-How.

1.102. “Technology Transfer” has the meaning set forth in Section 2.3(a).

1.103. “Technology Transfer Plan” has the meaning set forth in Section 2.3(a).

1.104. “Term” has the meaning set forth in Section 9.1.

1.105. “Territory” means worldwide.

1.106. “Third-Party” means any person or entity other than Metagenomi, Acuitas and their respective Affiliates and “Third-Party” has the corresponding meaning when used as an adjective.

1.107. “Third-Party Claims” has the meaning set forth in Section 8.7(a).

1.108. “Third-Party Payments” has the meaning set forth in Section 3.3(b).

1.109. “Transferred Technology” has the meaning set forth in Section 2.3(a).

1.110. “Valid Claim” means, with respect to a Claim of a Patent included in the Licensed Technology in a particular country, (a) a Claim of an issued patent included in the Licensed Technology which has not expired or been abandoned and which has not been disclaimed, canceled, or held permanently revoked, invalid or unenforceable by a court or administrative agency of competent jurisdiction from which no further appeal is possible and that has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) a Claim of a pending patent application included in the Licensed Technology which Claim is being actively prosecuted and which has not been (i) canceled, withdrawn from consideration, or abandoned without being refiled in another application in the applicable jurisdiction, finally rejected or determined to be unallowable by the applicable governmental authority (and from which no appeal is (within the time allowed for appeal) or can be taken), or (iii) disclaimed, or (iv) admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, provided that any Claim in any patent application pending for more than [***] from the filing date shall not be considered a Valid Claim for purposes of this License from and after such [***] date unless and until a Patent containing such Claim issues from such patent application and such issued claim meets the requirements of this clause. For purposes of this License, a Claim of a pending international or regional patent application included in the Licensed Technology is a Valid Claim in each country designated by such international or regional patent application until the expiration date for national filing in each such designated countries has passed, with no opportunity to revive.

1.111. “Workplan Data” has the meaning set forth in the Development and Option Agreement.

Article 2
LICENSE GRANT; TECHNOLOGY TRANSFER

2.1 License.

(a) License. Subject to the terms and conditions of this License, Acuitas hereby grants to Metagenomi a non-exclusive license, with the right to sublicense only as permitted by Section 2.2(b), under the Licensed Technology, to research, develop, have developed, make, have made, keep, use and have used, sell, offer for sale, have sold, import and have imported, export and have exported and otherwise commercialize and exploit Licensed Products in the Field of Use in the Territory.

(b) Licensed Product Amendment. During clinical development, Metagenomi may upon written notice to Acuitas elect to remove any Human Genome Target(s) other than the Primary Human Genome Target from the Licensed Product provided only one combination of Human Genome Targets may be commercialized under this License. Further, prior to the initiation by Metagenomi of the first Phase 3 Study of Licensed Product, Metagenomi may substitute certain Targets other than the Human Genome Target(s) in the Licensed Product. In such instance, Metagenomi will submit an amended Target Notice to the Escrow Agent and Acuitas in writing (an “Amended Target Notice”) including an amended Appendix 1.60 (“Amended Appendix 1.60”) identifying the new proposed Target(s). The Escrow Agent, on behalf of Acuitas, will review each Amended Target Notice provided by Metagenomi and provide Metagenomi a response within fifteen (15) Business Days of the Escrow Agent’s receipt of an Amended Product Notice. Effective upon the Escrow Agent providing notice that as of the date of Metagenomi’s Amended Target Notice to substitute Target(s), such Target(s) are not subject to any Pre- Existing Restrictions that would prevent such Target(s) from becoming Reserved Target(s), the Amended Appendix 1.60 will replace the previous Appendix 1.60. In the event that Metagenomi submits an Amended Target Notice and is notified that such Target(s) are not subject to any Pre-Existing Restrictions, the Parties will discuss in good faith, an amendment to this License for the terms covering the provision of any services required by Metagenomi to support such substitution of such Target(s) with such terms being the same or substantially the same as would have been provided for under the Development and Option Agreement prior to its expiration or termination. Metagenomi will have the foregoing replacement right one (1) time under this License.

(c) Option for Acuitas In-Licensed Technology Licenses. Appendix 8.2 includes a list of any Acuitas In-Licensed Technology as of the Effective Date. Following the Effective Date, Acuitas shall promptly notify Metagenomi in writing, and in no event more than fifteen (15) Business Days following becoming aware, of any such additional Acuitas In-Licensed Technology (the “Acuitas In-License Notice”). Acuitas hereby grants to Metagenomi an option to acquire one or more sublicenses under any Acuitas In-Licensed Technology, to research, develop, make, have made, keep, use, sell, offer to sell, have sold, import, export or otherwise commercialize and exploit Licensed Products in the Field of Use in the Territory (“Sublicense Option”). Acuitas shall provide Metagenomi with reasonable and timely opportunities to review any Acuitas In-Licensed Technology in advance and promptly provide additional information reasonably requested by Metagenomi relating to Acuitas In-Licensed Technology in order to facilitate Metagenomi’s ability to make determinations regarding its exercise of such Sublicense Options. Any sublicense of Acuitas In-Licensed Technology shall be granted on terms and conditions consistent with the terms and conditions of the license agreement under which such Acuitas In-Licensed Technology is licensed to Acuitas by the applicable Third Party (an “Acuitas In-License”). The Acuitas In-License Notice

shall include (i) any royalties, milestones and other product-specific payments owed under the applicable Acuitas In-License that are specific to Licensed Products in the Field of Use in the Territory and (ii) a copy of such Acuitas In-License, including references to the applicable provisions of such Acuitas In-License with which Metagenomi must agree to comply with as a sublicensee of the rights. Metagenomi will be responsible for the royalties, milestones and other product- specific payments owed under the applicable Acuitas In-License to the extent such payments are based on the research, development, use, manufacture or commercialization of Licensed Products in the Field of Use in the Territory by Metagenomi, its Affiliates or Sublicensees, it being understood and agreed that, except as set forth in this sentence, Metagenomi shall not be required to pay any financial consideration to Acuitas for the grant of a sublicense under any such Acuitas In-License over and above the financial consideration paid by Metagenomi under this License nor any amounts paid by Acuitas prior to Metagenomi exercising such Sublicense Option. Metagenomi is entitled to exercise such Sublicense Option at any time during the term of the License, and upon written notice of Metagenomi that it exercises the Sublicense Option, the Parties shall amend this License for the grant of such sublicense to the applicable Acuitas In-Licensed Technology in accordance with the terms and conditions of the applicable Acuitas In-License. Acuitas shall have the sole right to amend, modify and/or terminate any Acuitas In- Licensed Technology until such time as Metagenomi and Acuitas shall have entered into a sublicense with respect to such Acuitas In-Licensed Technology but once sublicensed to Metagenomi, Acuitas shall maintain, and shall not modify or terminate without Metagenomi’s prior written consent (not to be unreasonably conditioned or delayed), an Acuitas In-Licensed Technology sublicensed by Metagenomi.

(d) License Limitations. No licenses or other rights are granted by Acuitas hereunder to use any trademark, trade name, trade dress or service mark owned or otherwise Controlled by Acuitas or any of its Affiliates. All licenses and other rights are or will be granted only as expressly provided in this License Agreement, and no other licenses or other rights are or will be created or granted by either Party hereunder by implication, estoppel or otherwise.

2.2 Sublicensing Rights

(a) Transfer. The license granted in Section 2.1 is transferable only upon a permitted assignment of this License in accordance with Section 10.10.

(b) Metagenomi Sublicenses. The license granted in Section 2.1 may be sublicensed (with the right to sublicense through multiple tiers), in full or in part, by Metagenomi, its Affiliates or Sublicensees to Metagenomi’s Affiliates and Third-Parties, provided, that for any sublicense to Third-Parties:

(i) Each sublicense will be in writing and on terms consistent with and subject to the terms of this License;

(ii) Metagenomi will provide Acuitas with a copy of any sublicense agreement with a Sublicensee that includes commercialization rights within [***] of execution thereof, which sublicense agreement may be redacted as necessary to protect commercially sensitive information and will be treated as Metagenomi’s Confidential Information hereunder;

(iii) Metagenomi will be responsible for any and all obligations of such Sublicensee as if such Sublicensee were Metagenomi hereunder; and

(iv) Any sublicense granted by Metagenomi to any rights licensed to it hereunder will terminate immediately upon the termination of the license from Acuitas to Metagenomi and its Affiliates with respect to such rights; provided, that such sublicensed rights will not terminate if, as of the effective date of such termination pursuant to Sections 9.2, 9.3(a) or 9.4, a Sublicensee is not in material default of its obligations under its sublicense agreement, and within [***] of such termination, the Sublicensee agrees in writing to be bound directly to Acuitas under a license agreement substantially similar to this License with respect to the rights sublicensed hereunder, substituting such Sublicensee for Metagenomi.

(c) Subcontractors. For clarity purposes, Metagenomi is entitled to engage contract research organizations, contract manufacturing organizations and other service providers for the development and manufacture of Licensed Products on behalf of Metagenomi. To the extent such contract organizations and service providers require a license to perform such subcontracted activities under applicable Laws, Metagenomi is entitled to grant a limited research or manufacturing sublicense (as applicable) without an obligation to meet the conditions of Section 2.2(b)(ii) and 2.2(b)(iv).

2.3 Technology Transfer

(a) Technology Transfer. After the Effective Date and promptly upon written request by Metagenomi (and in any event within ninety (90) days following designation of the applicable CMO (as defined below), provided that such CMO is able to support this timeline), Acuitas will conduct a single full transfer of the then-current formulation process, raw materials supply and analytical characterization for the manufacture of the Licensed Product (the “Transferred Technology”), to Metagenomi or a single cGMP contract manufacturing organization (“CMO”) designated by Metagenomi and subject to Acuitas’ prior written consent, which will not be unreasonably withheld, conditioned or delayed the (“Technology Transfer”) pursuant to a mutually agreed plan (the “Technology Transfer Plan”). For clarity, it will not be unreasonable for Acuitas to withhold consent if it provides credible evidence that the CMO is subject to a Deficiency. Acuitas consents to the CMOs set forth on Appendix 2.3. (Acuitas will provide reasonable assistance to enable such CMO to manufacture such Licensed Product. Initiation of such technology transfer will be determined by Metagenomi and will be for the then- current formulation of Licensed Product. Acuitas will be reimbursed for such activities by Metagenomi on an FTE basis and Metagenomi will also be responsible for all external costs incurred by Acuitas relating to transfer of Licensed Product formulation to such CMO, provided such costs have been approved by Metagenomi in advance. For clarity, the then-current formulation of Licensed Product will mean a single LNP formulation previously tested by Metagenomi in accordance with the Workplan (as defined in the Development and Option Agreement). Once such Licensed Product formulation is transferred to such CMO, Metagenomi will assume responsibilities for future manufacturing of such Licensed Product. If Metagenomi determines, in Metagenomi’s sole discretion, that Metagenomi has a bona fide reason to engage a subsequent, additional or different CMO (the “Subsequent CMO”) after the Initial Technology Transfer, Acuitas will provide reasonable assistance to Metagenomi and the Subsequent CMO to transfer Know- How relating then-current formulation process, raw materials supply, and analytical characterization for the manufacture of such Licensed Product (a “Subsequent Technology Transfer” and together with the Initial Technology Transfer, the “Technology Transfer”). Acuitas will provide reasonably requested ongoing technical support if requested by Metagenomi with such support reimbursed on a reasonable time, materials, and FTE basis.

(b) Activities. Acuitas will in particular:

(i) transfer to the Metagenomi or CMO, as applicable, all documents relating to Licensed Technology necessary or useful for the manufacture of Licensed Products, including documents relating to the Transferred Technology, and that are owned or Controlled by Acuitas;

(ii) allow Metagenomi to monitor the progress of the Technology Transfer and to confirm whether the transfer has been successfully completed;

(iii) provide training to the Metagenomi or CMO, as applicable, by fully qualified and experienced employees or contractors of Acuitas in respect of the manufacture of Licensed Products. Unless otherwise agreed, the training will be provided at the CMO’s site. For purposes of the training, Acuitas will make available at least two (2) experienced and competent Acuitas FTEs, the specific qualification of the Acuitas FTEs and the details of the training to be further described in the Technology Transfer Plan; and

(iv) provide ongoing technical support in relation to the Transferred Technology to the CMO, as reasonably requested by Metagenomi from time to time.

(c) Diligence. Acuitas will perform the Technology Transfer in a professional manner and in accordance with the Technology Transfer Plan and use Diligent Efforts to meet the objectives and timelines set forth therein. Acuitas will ensure that the CMO is trained and empowered to perform the manufacturing. It is understood that successful Technology Transfer cannot be guaranteed and Acuitas will not be found not to have used Diligent Efforts based on the failure by the CMO to achieve any particular result, unless Acuitas contributed to or caused such failure.

(d) Intellectual Property. Any intellectual property generated during the Technology Transfer or ongoing technical support or through the use of Formulated Product will constitute Workplan Data in accordance with the Development and Option Agreement and will be included in Acuitas Sole Technology, Metagenomi Sole Technology or Joint Technology, as the case may be, as set forth in the Development and Option Agreement, and will be subject to Sections 6.1, 6.2, 6.3, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6 and 7.7 of the Development and Option Agreement, as such provisions may be further subject to the provisions of this License.

(e) Payment. Metagenomi will reimburse Acuitas on a Calendar Quarter-by-Calendar Quarter basis for (i) FTE Costs based on the number of hours worked by Acuitas’ FTEs, and (ii) any reasonable Third-Party costs approved by Metagenomi in advance that are incurred by Acuitas (which shall be passed-through to Metagenomi without mark-up), in each case in the performance of the agreed Technology Transfer activities in accordance with the Technology Transfer Plan. Acuitas will send a reasonably detailed invoice to Metagenomi no later than fifteen (15) days after the end of each Calendar Quarter, which invoice will include a summary of all activities by the name of each individual, number of hours devoted by each such individual, and the type/activity performed by each such individual during such Calendar Quarter, and a detailed summary and reasonable documentation of all Third-Party costs incurred by Acuitas during such Calendar Quarter. Metagenomi agrees to pay undisputed amounts in each such invoice within thirty (30) days of Metagenomi’s receipt thereof.

2.4 Extended Research Activities.

Upon written request of Metagenomi, Acuitas will provide such assistance as Metagenomi may reasonably require to assist Metagenomi in the conduct the Extended Research pursuant to an extended research workplan prepared and conducted in accordance with Article 3 of the Development and Option Agreement (an “Extended Research Workplan”). The Extended Research will be subject to the Development and Option Agreement, and the Extended Research Workplan shall be deemed a “Workplan” under the Development and Option Agreement. If applicable, the term of the Development and Option Agreement shall be extended to cover the Extended Research Workplan. Any Materials provided for, or generated in, the conduct of the Extended Research Workplan and any Technology arising therefrom will be subject to the provisions of the Development and Option Agreement applicable to Materials provided for and Technology developed or generated thereunder.

Article 3
PAYMENTS AND ROYALTIES

3.1 License Maintenance Fees

Within thirty (30) days of receipt of the Acuitas invoice, a License Maintenance Fee of [***] will be payable on the first anniversary of the Effective Date and each twelve (12) month anniversary of the Effective Date thereafter until such time as the first dosing of the first patient in the first Phase 1 Study for a Licensed Product anywhere in the Territory. For an Orphan Drug

Licensed Product, Metagenomi shall be entitled to reduce by [***] the License Maintenance Fee. In the [***] in which first dosing of the first patient in the first Phase 1 Study for a Licensed Product anywhere in the Territory is achieved, Acuitas will credit the License Maintenance Fee for that period [***] against the occurrence of such first dosing. For clarity, [***] will be for the remaining months in the last [***] to which the License Maintenance Fee applies up to the maximum of the Milestone amount payable.

3.2 Milestone Payments

Metagenomi will make milestone payments (each, a “Milestone Payment”) to Acuitas upon the first occurrence of each of the milestone events (each, a “Milestone Event”) by Metagenomi or its Affiliates with respect to a Licensed Product as set forth below in Table 3.2. Metagenomi will notify Acuitas of the achievement of each Milestone Event within [***] of such achievement. Each Milestone Payment will be payable to Acuitas by Metagenomi within [***] of receipt of the Acuitas invoice for the specified Milestone Event and such payments when owed or paid will be non-creditable. If one or more of the Milestone Events set forth below are skipped with respect to a Licensed Product for any reason, the payment for such skipped Milestone Event will be due at the same time as the payment for the next achieved Milestone Event for a Licensed Product. Each Milestone Event will be paid just once under this License. For an Orphan Drug Licensed Product, Metagenomi shall be entitled to credit [***] of the Milestone Payments paid prior to the Orphan Drug Designation to future payments to Acuitas and reduce by [***] any future Milestone Payment payable to Acuitas.

Table 3.2 – Milestone Events

Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

3.3 Royalties

(a) Royalties. During the Royalty Term, Metagenomi will pay to Acuitas a royalty equal to [***] of Net Sales of all Licensed Products sold by Metagenomi, its Affiliates, or Sublicensees which, but for the license granted to Metagenomi hereunder, the manufacture, use or sale of such Licensed Product would infringe a Valid Claim of an Acuitas LNP Patent (“Patent Royalties”). If, at any time during the Royalty Term, the manufacture, use or sale of a Licensed Product does not infringe a Valid Claim of an Acuitas LNP Patent, then the Royalty rate used to calculate royalty payments on Net Sales of such Licensed Product will be the Minimum Royalty (“Know-How Royalties”, and together with the Patent Royalties, the “Royalties”). During the Royalty Term, Metagenomi will pay to Acuitas a royalty equal to [***], of Net Sales of all Orphan Drug Licensed Products sold by Metagenomi, its Affiliates, or Sublicensees which, but for the license granted to Metagenomi hereunder, the manufacture, use or sale of such Licensed Product would infringe a Valid Claim of an Acuitas LNP Patent. If, at any time during the Royalty Term, the manufacture, use or sale of an Orphan Drug Licensed Product does not infringe a Valid Claim of an Acuitas LNP Patent, then the Royalty rate used to calculate royalty payments on Net Sales of such Licensed Product will be the Minimum Royalty.

(b) Third-Party Payments. If Metagenomi or its Affiliate or Sublicensee considers it necessary or useful to acquire or obtain a Patent license from any Third Party Solely Relating to LNP Technology in order to develop, manufacture or commercialize a Licensed Product, the amount of Metagenomi’s Royalty obligations under Section 3.3(a) will be reduced by [***] of the amount of the royalty payments made to such Third Party in respect of such LNP Technology (“Third-Party Payments”); provided, however, that such reduction will not result in less than the Minimum Royalty; provided further that Metagenomi may not deduct any royalty payments made to any Third Party that, as of the Effective Date, has an existing collaboration or other arrangement with Metagenomi, including but not limited to [***].

(c) Minimum Royalty. In no event will the Royalty reductions under subsection (a) or (b) above result in a Royalty payable by Metagenomi to Acuitas for any Licensed Product that is less than the Royalty payable using a royalty rate of [***], or for an Orphan Drug Licensed Product [***] (the “Minimum Royalty”).

(d) Royalty Term. The Royalty term (“Royalty Term”) will be determined on a country‑by‑country and Licensed Product‑by‑Licensed Product basis and will commence on the First Commercial Sale of a Licensed Product in such country and will expire on the last to occur of (i) the expiration of the last to expire Valid Claim in the Licensed Technology or the Metagenomi Arsing Patent that Covers the Licensed Product in such country, (ii) the expiration of any period of Regulatory Exclusivity, if any, for the Licensed Product in such country and (iii) [***] from the First Commercial Sale of Licensed Product in such country. Thereafter, Metagenomi’s license under Section 2.1 will become irrevocable, fully paid‑up, and royalty‑free on a country‑by‑country and Licensed Product‑by‑Licensed Product basis. Notwithstanding the above, if the Metagenomi wants to abandon/withdraw any of the Metagenomi Arising Patents for any reason, Acuitas shall be notified in advance, and shall have the right (but not the obligation) to pay the necessary cost for such Patent instead of Metagenomi to keep it valid.

3.4 Payment Terms

(a) Manner of Payment; Invoices. All amounts specified in this License are in U.S. dollars and all payments to be made by Metagenomi hereunder will be made in U.S. dollars by wire transfer to such bank account as Acuitas may designate in advance in writing. All invoices to be delivered to Metagenomi hereunder will be delivered in accordance with Section 10.11 or in such other manner specified by Metagenomi from time to time.

(b) Records and Audits. Metagenomi will keep, and will cause each of its Affiliates and Sublicensees, as applicable, to keep adequate books and records of accounting for the purpose of calculating all Royalties payable to Acuitas hereunder. For the [***] next following the end of the calendar year to which each will pertain, such books and records of accounting of Metagenomi (including those of Metagenomi’s Affiliates) will be kept at each of their principal places of business and will be open for inspection at reasonable times and upon reasonable notice by an independent certified accountant selected by Acuitas, and which is reasonably acceptable to Metagenomi, for the sole purpose of inspecting the Royalties due to Acuitas under this License. In no event will such inspections be conducted hereunder more frequently than once every [***] or more than once for the same time period, subject to the following sentence. If discoveries are made of discrepancies in the inspection, the independent certified accountant will be able to revisit previous inspections. Such accountant must have executed and delivered to Metagenomi and its Affiliates a confidentiality agreement as reasonably requested by Metagenomi, which will include provisions limiting such accountant’s disclosure to Acuitas to only the results and basis for such results of such inspection. The results of such inspection, if any, will be binding on both Parties absent manifest error. Any underpayments will be paid by Metagenomi within [***] of notification of the results of such inspection. Any overpayments will be fully creditable against amounts payable in subsequent payment periods, or, upon the request of Metagenomi, paid by Acuitas to Metagenomi within [***] of notification of the results of such inspection. Acuitas will pay for such inspections, except that in the event there is any upward adjustment in aggregate Royalties payable for any calendar year shown by such inspection of more than [***] of the amount paid, in which case Metagenomi will reimburse Acuitas for any reasonable out‑of‑pocket costs of such accountant.

(c) Reports and Royalty Payments. For as long as Royalties are due under Section 3.3, Metagenomi will furnish to Acuitas a written report for each Calendar Quarter, showing the amount of Net Sales of Licensed Products and Royalties due for such Calendar Quarter. Reports will be provided within [***] of the end of the Calendar Quarter for Net Sales generated by Metagenomi and its Affiliates, and within [***] of the end of the Calendar Quarter for Net Sales generated by Sublicensees. Royalty payments for each Calendar Quarter will also be due within [***] of the end of the Calendar Quarter. Royalty payments for each Calendar Quarter will be due at the same time as the last such written report for the Calendar Quarter. The report will include, at a minimum, the following information for the applicable Calendar Quarter, each listed by Licensed Product and by country of sale: (i) [***]; (ii) [***]; (iii) [***]; (iv) [***]; and (v) [***]. Metagenomi will require each Sublicensee to share with Metagenomi the information listed in the foregoing clauses as it relates to Net Sales made by such Sublicensee, and to the extent practicable, will include such Sublicensee information in such report. All such reports will be treated as Confidential Information of Metagenomi.

(d) Currency Exchange. With respect to Net Sales invoiced in U.S. dollars, the Net Sales and the amounts due to Acuitas hereunder will be expressed in U.S. dollars.

With respect to Net Sales invoiced in a currency other than U.S. dollars, payments will be calculated based on standard methodologies employed by Metagenomi or its Affiliates or Sublicensees for consolidation purposes for the Calendar Quarter for which remittance is made for Royalties. This methodology will be shared with Acuitas with the first royalty report.

(e) Taxes. Metagenomi may withhold from payments due to Acuitas amounts for payment of any withholding tax that is required by Law to be paid to any taxing authority with respect to such payments. Metagenomi will provide Acuitas all relevant documents and correspondence and will also provide to Acuitas any other cooperation or assistance on a reasonable basis including proper evidence as to the payment of any such tax, as may be necessary to enable Acuitas to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. The Parties will cooperate with each other in seeking deductions under any double taxation or other similar treaty or agreement from time to time in force. Such cooperation may include Metagenomi making payments from a single source in the U.S., where reasonably possible. Apart from any such permitted withholding and those deductions expressly included in the definition of Net Sales, the amounts payable by Metagenomi to Acuitas hereunder will not be reduced on account of any taxes, charges, duties or other levies.

(f) Blocked Payments. In the event that, by reason of applicable Law in any country, it becomes impossible or illegal for Metagenomi or its Affiliates or Sublicensees to transfer, or have transferred on its behalf, payments owed to Acuitas hereunder, Metagenomi will promptly notify Acuitas of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of Acuitas in a recognized banking institution designated by Acuitas or, if none is designated by Acuitas within a period of thirty (30) days, in a recognized banking institution selected by Metagenomi or its Affiliate or Sublicensee, as the case may be, and identified in a written notice given to Acuitas.

(g) Interest Due. If any payment due to Acuitas under this License is overdue (and is not subject to a good faith dispute), then Metagenomi will pay interest thereon (before and after any judgment) at an annual rate of the lesser of [***] above the prime rate as reported in The Wall Street Journal, Eastern Edition, and the maximum rate permitted by applicable Law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest. The rate of this interest will be calculated on a simple basis.

(h) Mutual Convenience of the Parties. The Royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying Royalties and other amounts to Acuitas.

Article 4
OWNERSHIP AND INVENTORSHIP OF IP

As between the Parties, and except as set forth in Section 2.3(d), each Party will own and retain all right, title and interest in and to any and all Know‑How and Patents arising therefrom that are discovered, created, conceived, developed or reduced to practice solely by or on behalf of such Party under or in connection with this License (“Solely Owned Technology”). Subject to the licenses hereunder and the other terms and conditions of this License or any other agreement between the Parties, each Party will be solely responsible for the prosecution and maintenance, and the enforcement and defense, of any Patents within its Solely Owned Technology.

Article 5
PATENT PROSECUTION AND MAINTENANCE

5.1 Acuitas LNP Patents

(a) Prosecution and Maintenance. As between the Parties and subject to Section 5.1(b) below, Acuitas will have the sole right, at its sole cost, to prosecute and maintain Acuitas LNP Patents.

(b) Election Not to Prosecute or Maintain or Pay Patent Costs. If Acuitas elects not (i) to prosecute or maintain one or more Acuitas LNP Patents for which it is responsible under Section 5.1(a) in any particular Major Market Country before the applicable filing deadline or continue such activities once filed in a particular Major Market Country, or (ii) to pay the Patent Costs associated with prosecution or maintenance of one or more Acuitas LNP Patents, then in each such case Acuitas will so notify Metagenomi, promptly in writing and in good time to enable Acuitas to meet any deadlines by which an action must be taken to preserve each such Acuitas LNP Patent in such Major Market Country, if Metagenomi so requests. Upon receipt of each such notice by Acuitas, Metagenomi will have the right, but not the obligation, to notify Acuitas in writing on a timely basis that Acuitas should continue the prosecution or maintenance of each such Acuitas LNP Patent in the respective Major Market Country, and thereafter, (x) Acuitas shall prosecute and maintain each such Acuitas LNP Patent in such Major Market Country at the direction and expense of Metagenomi and any other Acuitas Third-Party licensee of each such Acuitas LNP Patent so electing (on a pro rata basis), (y) Acuitas shall make available to Metagenomi all documentation and correspondence with respect to each such Acuitas LNP Patent, and (z) Metagenomi’s license to each such Acuitas LNP Patent under Section 2.1 will automatically become irrevocable, perpetual, fully paid-up and royalty free but each such Acuitas LNP Patent will thereafter no longer be part of the Licensed Technology in such Major Market Country for all other purposes of this License (e.g., each such Acuitas LNP Patent will not be considered for purposes of determining whether a Valid Claim exists in a particular country). Metagenomi is entitled to discontinue the payment of Patent Costs for one or more Acuitas LNP Patents at any time, provided that it will so notify Acuitas in writing in time for such discontinuance.

5.2 Regulatory Exclusivity Periods

With respect to any Patent term extension, supplemental protection certificate or any other Patent listing or extension with respect to any Acuitas LNP Patent Covering a Licensed Product, the Parties will discuss and seek to reach mutual agreement, subject to applicable Law, on whether and which Acuitas LNP Patent will be subject to such action, and once such agreement is reached, Acuitas will cooperate with such action. Except where required under applicable Law, without the written consent of Metagenomi, Acuitas will not apply for, and is not authorized under this License to apply for, any Patent term extension, supplemental protection certificate or any other Patent listing or extension required for any regulatory exclusivity periods for any Licensed Product. For the avoidance of doubt, Acuitas is not restricted from applying for any Patent term extension, supplemental protection certificate or any other Patent listing or extension required for any regulatory exclusivity periods for any product but a Licensed Product.

5.3 Patent Listings

Metagenomi will have the sole right, in its sole discretion, to make all filings with Regulatory Authorities in the Territory for the Licensed Products in the FDA’s Orange Book or Purple Book or in response to a biosimilar application under Section 351(k) of the Public Health Service Act, and under any similar or equivalent Laws in other countries or jurisdictions.

5.4 Cooperation

Each Party will reasonably cooperate with the other Party in those activities involving the each Acuitas LNP Patent set forth in Sections 5.1 to 5.3. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of Metagenomi and Acuitas and their respective Affiliates and Sublicensees to execute all documents, as reasonable and appropriate so as to enable such activities in respect of any such Acuitas LNP Patent in any country.

Article 6
PATENT ENFORCEMENT AND DEFENSE

6.1 Notice

To the extent not in breach of an obligation of confidentiality, each Party will promptly notify, in writing, the other Party upon learning of any actual or reasonably suspected infringement of any Acuitas LNP Patent by a Third Party, or of any claim of invalidity, unenforceability, or non-infringement of any Acuitas LNP Patent and will, along with such notice, supply the other Party with any evidence in its possession pertaining thereto.

6.2 Enforcement and Defense

(a) Enforcement

(i) As between the Parties, Acuitas will have the first right, but not the obligation, at its sole cost to seek to abate any infringement of the Acuitas

LNP Patents by a Third Party, or to file suit against any such Third Party for such infringement.

(b) Defense

(i) As between the Parties, Acuitas will have the sole right, but not the obligation, at its sole cost, to defend against a declaratory judgment action or other action to the extent challenging the validity or enforceability of any Acuitas LNP Patent.

(ii) In the event that any action, suit or proceeding is brought against either Party or an Affiliate of either Party, or a Sublicensee of Metagenomi or its Affiliates, alleging the infringement of the Patents or Know-How of a Third Party by the research, development, manufacture, use, sale, import, export, commercialization or exploitation of a Licensed Product, such Party will promptly notify the other Party within [***] of the earlier of (x) receipt of service of process in such action, suit or proceeding, or (y) the date such Party becomes aware that such action, suit or proceeding has been instituted. Except as set forth in Section 6.2(b)(i) above of this License, Metagenomi will have the right, but not the obligation, to defend such action, suit or proceeding in the Territory at its sole cost. For clarity, Metagenomi will have the sole right to defend any Patents solely owned or controlled by Metagenomi other than the Acuitas LNP Patents.

(c) Response to Infringement Claims. Notwithstanding the foregoing, any response to a Third-Party infringer’s counterclaim of invalidity or unenforceability of any Acuitas LNP Patent will be controlled Acuitas unless otherwise mutually agreed by the Parties.

(d) Withdrawal, Cooperation and Participation. With respect to any infringement or defensive action identified above in this Section 6.2 which may be controlled by either Metagenomi or Acuitas:

(i) The non‑controlling Party will cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including by (A) providing access to relevant documents and other evidence, (B) making its and its Affiliates and Sublicensees and all of their respective employees, subcontractors, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (C) if necessary, being joined as a party, and, for this clause (i), subject to the controlling Party agreeing to indemnify such non‑controlling Party for its involvement as a named party in such action and paying those Losses incurred by such Party in connection with such joinder, but subject in all respects to the indemnification obligations of the Parties pursuant to Section 8.7 of the Development and Option Agreement and Section 8.7 of this License. The Party controlling any such action will keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

(ii) Each Party will have the right to participate or otherwise be involved in any such action controlled by the other Party, in each case at the participating (i.e., non-controlling) Party’s sole cost and expense. If a Party elects to so participate or be involved, the controlling Party will provide the participating Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the controlling Party will take into account reasonable requests of the participating Party regarding such enforcement or defense. The foregoing will not apply to any defensive actions described in Section 6.2(b)(ii) that do not involve claims specifically relating to an Acuitas LNP Patent.

(e) Settlement. Neither Party will settle or consent to an adverse judgment in any action described in this Section 6.2 and controlled by such Party, including any judgment which affects the scope, validity or enforcement of any Acuitas LNP Patent involved therewith, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the foregoing will not apply to the extent that such settlement or consent to an adverse judgment does not relate to an Acuitas LNP Patent.

(f) Damages. Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action which may be controlled by either Metagenomi or Acuitas and described in Section 6.2(a) or 6.2(b) in each case will be used first to reimburse the controlling Party, and thereafter the non‑controlling Party, for each of their out‑of‑pocket costs and expenses relating to the action, with the balance of any such recovery to be divided as follows:

(i) To the extent such recovery reflects damages based on lost sales with respect to Licensed Products, Metagenomi will retain such lost sales recovery, less the amount of Royalties payable to Acuitas by treating such lost sales as “Net Sales” hereunder. For avoidance of doubt, if the recovered damages are calculated based on the interests/profits illegally gained by the infringers, or based on statutory damages, such recovery will not be regarded as reflecting damages based on lost sales with respect to Licensed Products; and

(ii) Any other recovery based on Licensed Products will be allocated [***] to the Party controlling the action and [***] to the other Party.

Article 7
CONFIDENTIALITY

7.1 Confidential Information

Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”) and Receiving Party may acquire during the course and conduct of activities under this License, certain non-public confidential information of Disclosing Party in connection with this License. The term “Confidential Information” means all information of any kind, whether in written, oral, graphical, machine-readable, or other form, whether or not marked as confidential or proprietary, that is disclosed or made available by or on behalf of the Disclosing Party to or on behalf of the Receiving Party in connection with this License. For the avoidance of doubt, except as otherwise set forth in this License, Confidential Information (as such term is defined in the Development and Option Agreement) relating to Licensed Product that is disclosed or made available by or on behalf of the Disclosing Party to the Receiving Party in connection with or under the Development and Option Agreement, or the Confidential Disclosure Agreement remains subject to the confidentiality and non-use provisions of the Development and Option Agreement. Notwithstanding Section 3.3(b) or any other provision of the Development and Option Agreement to the contrary, Metagenomi may use and disclose Workplan Data with respect to Licensed Product in the performance of its obligations and exercise of its rights under this License, including in connection with the development, manufacture and commercialization of Licensed Product; provided that to the extent the Workplan Data pertains to LNP Technology, Metagenomi shall not use such Workplan Data (including for internal research and development) in connection with any work or research with or relating to any collaboration with or a Third Party that would not qualify as a Collaboration Partner.

7.2 Restrictions

During the Term and for [***] thereafter, or with respect to any trade secret included in the Confidential Information for so long as such trade secret is protected under applicable Laws (provided, that Receiving Party has not publicly disclosed such trade secret in breach of its obligations under this Article 7), Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information, but in no event less than reasonable care. Receiving Party will not use Disclosing Party’s Confidential Information except for in connection with the performance of its obligations and exercise of its rights under this License. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent to Receiving Party’s Affiliates, and each of their employees, subcontractors, consultants and agents who have a need to know such Confidential Information in order to perform (or for such entities to determine their interest in performing) Receiving Party’s obligations or in the exercise of the Receiving Party’s rights under this License and who are under written obligation to comply with the restrictions on use and disclosure that are no less restrictive than those set forth in this Article 7. Receiving Party assumes responsibility for such entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

7.3 Exceptions

Receiving Party’s obligation of non-disclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to a specific portion of the Disclosing Party’s Confidential Information to the extent that Receiving Party can demonstrate that such portion: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure by the Disclosing Party without obligation of confidentiality; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained on a non-confidential basis by Receiving Party or any of its Affiliates from a Third Party who to Receiving Party’s knowledge is lawfully in possession thereof and under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by or on behalf of Receiving Party or any of its Affiliates without the aid, application or use of Disclosing Party’s Confidential Information.

7.4 Permitted Disclosures

Subject to Section 7.3, Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is permitted under Section 7.2 or is reasonably necessary in the following instances:

(a) in order and to the extent required to comply with applicable Laws (including any securities Laws or regulations or the rules of a securities exchange applicable to Receiving Party) or with a legal or administrative proceeding or as required by a court or administrative order;

(b) in connection with prosecuting or defending litigation, including responding to a subpoena in a Third‑Party litigation (must be filed as confidential evidence);

(c) in connection with filing, prosecuting and enforcing Acuitas LNP Patents in connection with Receiving Party’s rights and obligations pursuant to this License to actual and potential acquirers, assignees, investment bankers, investors, lenders and other financing sources, and to consultants and advisors of the Receiving Party; and

(d) in the case of Metagenomi, to Third Parties [***] who are [***] (x) subcontractors, (y) licensees, Sublicensees, assignees or Collaboration Partners, or (z) potential licensees, Sublicensees, assignees or Collaboration Partners, but in case (z) only such information that is reasonably necessary or useful for the potential licensee, Sublicensee, assignee or collaboration partner to evaluate Licensed Product and LNP/Licensed Product manufacturing processes, including the particular chemical structure and formulation of any lipid nanoparticles incorporated in such products.

Where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant to subsections (a) or (b) above sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed. Moreover, with respect to subsections (c) or (d) above, each of those entities will be required to comply with the restrictions on use and disclosure in Section 7.2 (other than investment bankers, investors, lenders, and other financing sources which must be bound prior to disclosure by commercially reasonable obligations of confidentiality). Confidential Information that is required to be disclosed pursuant to subsections (a) or (b) above will remain otherwise subject to the confidentiality and non-use provisions of Section 7.1 and Section 7.2. If either Party concludes that a copy of this License must be filed with the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, at least [***] in advance of any such filing such Party will provide the other Party with a copy of this License showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Party with a reasonable opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable and timely comments into consideration before so filing this License.

7.5 Return of Confidential Information

Upon expiry or earlier termination of this License, upon written request of a Party (such request, if made, to be made within [***] of such expiry or termination) the other Party will destroy or return (as will be specified in such request) to the requesting Party all copies of the Confidential Information of the requesting Party; provided that a Party may retain: (a) one copy of such Confidential Information for record‑keeping purposes, for the sole purpose of ensuring compliance with this License; (b) any copies of such Confidential Information as is required to be retained under applicable Laws; (c) any copies of such Confidential Information as is necessary or useful for such Party to exercise a right or fulfill an obligation under another License, if any, or as set forth in this License; and (d) any copies of any computer records and files containing Confidential Information that have been created by such Party’s routine archiving/backup procedures, in each case provided that such copies are maintained in accordance with this Article 7.

7.6 Publications

Notwithstanding anything in this License or the Development and Option Agreement to the contrary, Metagenomi is permitted to publish the results of its development and other activities under this License, provided, however, that Metagenomi will not disclose Confidential Information of Acuitas. Metagenomi will deliver to Acuitas a copy of any proposed written publication or presentation of such results that contains the Confidential Information of Acuitas at least [***] prior to submission for publication or presentation. Acuitas will have the right to (a) remove Acuitas’ Confidential Information, (b) propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons, which proposals Metagenomi will consider in good faith, and (c) request a reasonable delay in publication or presentation in order to protect patentable information in accordance with Article 5. Following the expiration of the applicable time period for review, Metagenomi will be free to submit for publication or otherwise disclose to the public such results, subject to the procedures set forth in the remainder of this Section 7.6. If Acuitas provides written notice to Metagenomi requesting a delay pursuant to clause (c) in this Section 7.6, Metagenomi will delay such submission or presentation for a period of an additional [***] to enable Acuitas to file patent applications on the disclosed subject matter. Metagenomi will thereafter be free to publish or disclose such information, except that Metagenomi may not disclose any Confidential Information of Acuitas. Expedited reviews for abstracts or poster presentations, or for other publications that may relate to potential patent applications, in each case that contain Confidential Information of Acuitas, may be mutually agreed by the Parties. Metagenomi will comply with standard academic practice regarding authorship of scientific publications and recognition of the contributions of other parties in any scientific publications.

7.7 Terms of this License; Publicity

The Parties agree that the existence and terms of the Parties’ relationship and this License will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Sections 7.2, 7.3 or 7.4. Except as required by applicable Laws (including any securities Laws or the regulations or rules of a securities exchange) or otherwise agreed by the Parties in writing, each Party agrees not to issue any press release or public statement disclosing information relating to the existence of this License or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party which shall not be unreasonably withheld or delayed; provided, however, that if Metagenomi issues any press release or public statement relating to the Licensed Product it will acknowledge that such Licensed Product incorporates LNP Technology licensed from Acuitas and Acuitas may at its sole discretion issue a press release or public statement confirming that such Licensed Product incorporates LNP Technology licensed from Acuitas.

Article 8
WARRANTIES; LIMITATIONS OF LIABILITY; INDEMNIFICATION

8.1 Representations and Warranties

Each Party represents as of the Effective Date and warrants to the other that:

(a) it is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated;

(b) it has the legal right and power to enter into this License, to extend the rights and licenses granted or to be granted to the other in this License, and to fully perform its obligations hereunder;

(c) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this License and the performance of its obligations hereunder;

(d) this License has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the enforcement of creditors’ rights generally and as may be limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(e) the execution, delivery and performance of this License by such Party does not violate any Law of any court, governmental body or administrative or other agency having jurisdiction over such Party;

(f) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is necessary for the transactions contemplated by this License or for the performance of its obligations under this License; and

(g) during the Term, that its Affiliates, its and their employees, and their consultants and agents have executed agreements or have existing obligations under Law requiring assignment to such Party of all intellectual property and proprietary rights made during the course of and as the result of their activities in connection with this License, and obligating such individuals to maintain as confidential the Confidential Information of a Disclosing Party under the Development and Option Agreement or this License, and of any Third Party which such Party may receive.

8.2 Additional Representations of Acuitas

Except as set forth in Appendix 8.2 as of the Effective Date, subject to Acuitas’ confidentiality obligations to Third Parties, Acuitas hereby represents and warrants to Metagenomi as follows:

(a) Impairment. Neither Acuitas nor any of its Affiliates has entered into any agreement or otherwise licensed, granted, assigned, transferred, conveyed or otherwise encumbered or disposed of any right, title or interest in or to any of its assets, including any Technology, that would in any way conflict with or impair the scope of any rights or licenses granted to Metagenomi hereunder.

(b) Patents and Know-How. [***]

(c) Entire LNP Technology. [***]

(d) Encumbrances. Acuitas and its Affiliates are not subject to any payment obligations to Third‑Parties as a result of the execution or performance of this License. As of the Effective Date, neither Acuitas nor any of its Affiliates has granted any liens or security interests on the Licensed Technology, and the Licensed Technology is free and clear of any mortgage, pledge, claim, security interest, covenant, easement, encumbrance, lien or charge of any kind.

(e) Defaults. The execution, delivery and performance by Acuitas of this License will not result in any violation of, conflict with, result in a breach of or constitute a default under any understanding, contract or agreement to which Acuitas is a party or by which it is bound, in each case as would reasonably be expected to have a material adverse effect on the rights granted to Metagenomi hereunder.

(f) Litigation. [***]

(g) No Debarment. Neither Acuitas, nor to Acuitas’ knowledge any of its employees, have been Debarred or are subject to Debarment.

(h) Escrow Agent. [***]

8.3 Additional Representations and Warranties of Metagenomi.

Notwithstanding anything in this License to the contrary, Metagenomi hereby represents as of the Effective Date and warrants to Acuitas as follows:

(a) Metagenomi has no contractual obligation to and shall not, and shall cause its Affiliates not to, provide any Confidential Information of Acuitas or Technology of Acuitas, including Workplan Data or Acuitas LNP Technology, to [***], without Acuitas’ prior written consent, which may be withheld in Acuitas’ sole discretion;

(b) Neither Metagenomi nor any of its Affiliates, will directly or indirectly, synthesize, copy or reverse engineer any of the Acuitas Controlled Technology, including Materials, provided to Metagenomi under this License;

(i) [***] in

(c) Metagenomi has no contractual obligation to, and will not, and will cause its Affiliates not to, incorporate or use any [***];

(d) Metagenomi will only disclose or provide access to Confidential Information of Acuitas or Technology of Acuitas, including Workplan Data or Acuitas LNP Technology, to Metagenomi’s employees, Collaboration Partners or Permitted Subcontractors working in connection with activities under this License or the Development and Option Agreement;

(e) Metagenomi will ensure that none of its employees, Collaboration Partners or Permitted Subcontractors who have participated or conducted activities on a Workplan under this License or have access to Confidential Information of Acuitas or Technology of Acuitas, including Workplan Data or Acuitas LNP Technology, in connection with the activities under this License, any other Non-Exclusive License Agreement, or the Development and Option Agreement participate or conduct activities in connection [***];

(f) Metagenomi will, and will cause its Affiliates to (i) maintain encrypted, properly authorized with multi-factor authentication, electronic information and data storage repositories for all Confidential Information of Acuitas or Technology of Acuitas, including Workplan Data and Acuitas LNP Technology, [***]; and (ii) otherwise ensure that such repositories for information or data relating to this License, and any other Non- Exclusive License Agreement, or the Development and Option Agreement are only accessible to (x) persons performing activities in connection with the Workplan in accordance with the terms of the Development and Option Agreement, this License or any other Non-Exclusive License Agreement, or (y) Exempt Personnel;

(g) Metagenomi will, and will cause its Affiliates to keep accurate and up-to-date records of employees, Collaboration Partners or Permitted Subcontractors of

Metagenomi who have had access to Confidential Information of Acuitas or Technology of Acuitas, including Workplan Data or Acuitas LNP Technology, and to provide to Acuitas a list of such employees, Collaboration Partners or Permitted Subcontractors upon Acuitas’ written request;

(h) [***]; and

(i) (i) the Targets and Licensed Products that are the subject of this License, any other Non-Exclusive License or the Development and Option Agreement do not conflict with, and are otherwise not within the scope of, [***].

8.4 Disclaimers

Without limiting the respective rights and obligations of the Parties expressly set forth herein, each Party specifically disclaims any guarantee that any Licensed Product will be successful, in whole or in part. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LICENSE, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTY OF ANY KIND UNDER THIS LICENSE, EITHER EXPRESS OR IMPLIED.

8.5 No Consequential Damages

NOTWITHSTANDING ANYTHING IN THIS LICENSE OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD‑PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS LICENSE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES; PROVIDED THAT THIS SECTION 8.5 WILL NOT APPLY TO BREACHES OF A PARTY’S OBLIGATIONS UNDER ARTICLE 7 OR THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 8.7 OR BREACH OF ANY METAGENOMI REPRESENTATION AND WARRANTY SET FORTH IN SECTION 8.3.

8.6 Performance by Others

The Parties recognize that each Party may perform some or all of its obligations under this License through Affiliates and Third-Party agents; provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and Third-Party agents and will cause its Affiliates and Third-Party agents to comply with the applicable provisions of this License in connection therewith.

8.7 Indemnification

(a) Indemnification by Metagenomi. Metagenomi will indemnify Acuitas, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Acuitas Indemnitees”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third‑Parties (collectively, “Third‑Party Claims”) against the Acuitas Indemnitees to the extent arising from or occurring as a result of: (i) the breach by Metagenomi of any provision of this License; (ii) any negligence or willful misconduct on the part of any Metagenomi Indemnitee in connection with this License; or (iii) the development or commercialization by or on behalf of Metagenomi or any of its Affiliates or Sublicensees of Licensed Products, except in each case (i)-(iii) to the extent Acuitas is obligated to indemnify Metagenomi in accordance with Section 8.7(b) of this License.

(b) Indemnification by Acuitas. Acuitas will indemnify Metagenomi, its Affiliates, its Sublicensees and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Metagenomi Indemnitees”), and defend and hold each of them harmless, from and against any and all Losses in connection with any and all Third‑Party Claims against Metagenomi Indemnitees to the extent arising from or occurring as a result of: (i) the breach by Acuitas of any provision of this License; or (ii) any negligence or willful misconduct on the part of any Acuitas Indemnitee in connection with this License; except in each case (i)-(ii) to the extent Metagenomi is obligated to indemnify Acuitas in accordance with Section 8.7(a) of this License.

(c) Notice of Claim. All indemnification claims provided for in Sections 8.7(a) and 8.7(b) will be made solely by such Party to this License (the “Indemnified Party”). The Indemnified Party will promptly notify the Indemnifying Party (the “Indemnifying Party”) in writing of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 8.7(a) and 8.7(b) (each such notice, an “Indemnification Claim Notice”), provided that the failure to promptly provide such notice and details will not relieve the Indemnifying Party of any of its indemnification obligations hereunder except to the extent that the Indemnifying Party’s defense of the relevant Third-Party Claim is prejudiced by such failure. Each Indemnification Claim Notice must contain a description of the claim and the nature and estimated amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third-Party Claims.

(d) Defense, Settlement, Cooperation and Expenses

(i) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third‑Party Claim by giving written notice to the Indemnified Party within [***] after the Indemnifying Party’s receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third‑Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third‑Party Claim any legal counsel selected by the Indemnifying Party (the Indemnifying Party will consult with the Indemnified Party with respect to such counsel and a possible conflict of interest of such counsel retained by the Indemnifying Party). In the event the Indemnifying Party assumes the defense of a Third‑Party Claim, the Indemnified Party will immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third‑Party Claim.

(ii) Right to Participate in Defense. Without limiting Section 8.7(d)(i), any Indemnified Party will be entitled to participate in, but not control, the defense of such Third‑Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (a) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 8.7(d)(i) (in which case the Indemnified Party will control the defense), or (b) the Indemnified Party has received a written opinion of counsel, reasonably acceptable to the Indemnifying Party, to the effect that the interests of the Indemnified Party and the Indemnifying Party with respect to such Third‑Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable Law, ethical rules or equitable principles, in which case the Indemnifying Party will assume one hundred percent (100%) of any such costs and expenses of counsel for the Indemnified Party.

(iii) Settlement. With respect to any Third‑Party Claims that relate solely to the payment of money damages in connection with a Third‑Party Claim and that will not (a) result in the Indemnified Party’s becoming subject to injunctive or other relief, (b) include any admission or concession of liability or wrongdoing on the part of the Indemnified Party, or (c) otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party will have the sole right to agree to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third‑Party Claims, where the Indemnifying Party has assumed the defense of the Third‑Party Claim in accordance with Section 8.7(d)(i), the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned). Where the Indemnifying Party has assumed the defense of the Third‑Party Claim in accordance with Section 8.7(d)(i), the Indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the prior written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third‑Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third‑Party Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned.

(iv) Cooperation. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third-Party Claim, the Indemnified Party will cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith, at the Indemnifying Party’s expense. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third-Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

(v) Costs and Expenses. Except as provided above in this Section 8.7(d), the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to prompt refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

8.8 Insurance

Each Party will maintain at its sole cost and expense, an adequate liability insurance or self‑insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this License, including personal injury, physical injury or property damage arising out of the manufacture, sale, use, distribution or marketing of Licensed Products, and upon such terms (including coverages, deductible limits and self‑insured retentions) as are customary in the respective industry of such Party for the activities to be conducted by such Party under this License. The coverage limits set forth herein will not create any limitation on a Party’s liability to the other under this License. Upon the request of a Party, the other Party will provide evidence of the insurance coverage required by this Section 8.8.

Article 9
TERM AND TERMINATION

9.1 Term

This License will commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent of the Parties, will continue on a Licensed Product‑by‑Licensed Product and a country‑by‑country basis, until there are no more Royalty payments owed to Acuitas in such country with respect to such Licensed Product (the longest such period of time hereunder, the “Term”). Upon expiration of the applicable Royalty Term with respect to the applicable Licensed Product in the applicable country, the license contained in Section 2.1 will become fully paid‑up, royalty‑free, perpetual and irrevocable with respect to such Licensed Product in such country.

9.2 Termination by Acuitas

(a) Immediate Termination. Acuitas will have the right to terminate this License immediately (i) [***] or (ii) in the event of any material breach of subsections (a), (b), (b) or (i) of Section 8.3 or any uncured material breach of subsections (d)-(h) of such section. Upon any such termination, all rights granted to Metagenomi will terminate immediately. Termination of License will not limit any rights or remedies of either Party in connection with any breach of the License by the other Party, including any unauthorized use or disclosure of technology and/or intellectual property. Metagenomi hereby agrees that Acuitas is entitled to receive payment of any amounts payable to Acuitas under this License up through the date of such termination.

(b) Breach. Acuitas will have the right to terminate this License in full upon delivery of written notice to Metagenomi in the event of a material breach by Metagenomi of its representations, warranties or obligations under this License, provided that such breach has not been cured within [***] after written notice thereof is given by Acuitas to Metagenomi specifying the nature of the alleged breach.

(c) Disputed Breach. If Metagenomi disputes in good faith the existence or materiality of a breach specified in a notice provided in accordance with Section 9.2(a), and Metagenomi provides Acuitas notice of such dispute within such [***] period, then Acuitas will not have the right to terminate this License under Section 9.2(a) unless and until it is finally determined, in accordance with Section 10.1, that Metagenomi has materially breached this License and Metagenomi has failed to cure such breach within [***] following such decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this License will remain in effect and the Parties will continue to perform all of their respective obligations hereunder. During the pendency of any such dispute, Metagenomi will pay to Acuitas all Milestone Payments and Royalty payments set forth herein that may become due during such period.

9.3 Termination by Metagenomi

(a) Breach. Metagenomi will have the right to terminate this License in full upon delivery of written notice to Acuitas in the event of a material breach by Acuitas of its representations, warranties or obligations under this License, provided that such breach has not been cured within [***] after written notice thereof is given by Metagenomi to Acuitas specifying the nature of the alleged breach.

(b) Discretionary Termination. Metagenomi will have the right to terminate this License in full at its discretion for any or no reason by delivering written notice to Acuitas, such termination to be effective [***] following the date of such notice.

(c) Alternative to Termination Under Section 9.3(a)

(i) If Metagenomi has the right to terminate this License under Section 9.3(a), then Metagenomi may, in lieu of exercising such termination right, elect by written notice to Acuitas before the end of such applicable cure period to have this License continue in full force and effect for the Term, provided that the following will apply: starting immediately after the end of such applicable cure period, Metagenomi may reduce by [***] the Milestone Payments and the Royalty rates subject to the Minimum Royalty.

(ii) In the event Acuitas notifies Metagenomi within [***] of receipt of Metagenomi’s notice of material breach that Acuitas reasonably and in good faith disputes Metagenomi’s right to terminate this License pursuant to Section 9.3(a), Metagenomi will instead deposit such [***] of Milestone Payments and Royalty payments into an escrow account maintained by a mutually agreeable Third Party pending the resolution of such dispute in accordance with Section 10.1. If Acuitas raises such dispute, the informal dispute resolution process in Section 10.1(a) will not apply, and the negotiation period for the Executive Officers in Section 10.1(a) will be limited to [***].

(iii) In the event that it is established through the dispute resolution process that Metagenomi did have the right to terminate this License under Section 9.3(a), then the escrowed funds will be released to Metagenomi and the [***] reduction will continue to apply going forward. In the event that it is established through the dispute resolution process that Metagenomi did not have the right to terminate this License under Section 9.3(a), then the escrowed funds will be released to Metagenomi and Metagenomi will pay to Acuitas the full amount of the Milestone Payments and Royalties that would have been payable with interest payable by Metagenomi in accordance with Section 3.4(g), and the Milestone Payments and the Royalty payments going forward will continue to be paid in accordance with Article 3 without any reduction under this Section 9.3(c) subject to the Minimum Royalty.

9.4 Termination Upon Bankruptcy

If either Party makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition or commences a proceeding under any bankruptcy or insolvency act in any state or country or has any such petition or application filed against it which is not discharged within [***] of the filing thereof, then the other Party may thereafter terminate this License effective immediately upon written notice to such Party. All rights and licenses granted under or pursuant to this License by Acuitas are, and will otherwise be deemed to be, for purposes of the relevant provisions of the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3 (“BIA”), including Sections 65.11(7), 65.13(9), 72.1 and 246.1 of the BIA; and the relevant provisions of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36 (“CCAA”), including Sections 32(6) and 36(8) of the CCAA (the BIA and CCAA being referred to collectively as the “Insolvency Legislation”), a grant of a “right to use” “intellectual property” as used in the Insolvency Legislation. The Parties agree that Metagenomi and its Affiliates and Sublicensees, as licensees of such rights under this License, will retain and may fully exercise all of their rights and elections under the Insolvency Legislation subject to the payment of amounts provided for herein. Without limiting Metagenomi’s rights under the Insolvency Legislation, if Acuitas becomes insolvent or makes an assignment for the benefit of its creditors or there is filed by or against Acuitas any bankruptcy, receivership, reorganization or similar proceeding pursuant to or under the Insolvency Legislation or otherwise, Metagenomi will be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not already in the possession of Acuitas, will be promptly delivered to Metagenomi (a) if requested by Metagenomi, before this License is rejected, disclaimed, repudiated, rescinded or terminated by or on behalf of Acuitas, within [***] after Metagenomi’s written request, unless Acuitas, or its trustee or receiver, elects within [***] to continue to perform all of its obligations under this License, or (b) forthwith, if requested by Metagenomi after any rejection, disclaimer, repudiation, rescission or termination of this License by or on behalf of Acuitas, if not previously delivered as provided under clause (a) above. All rights of the Parties under this Section 9.4 and the relevant intellectual property provisions of the Insolvency Legislation are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this License, the Insolvency Legislation, and any other applicable Laws.

9.5 Effects of Termination

Upon termination (but not expiration of the Term pursuant to Section 9.1) of this License for any reason:

(a) Cessation of Rights. Except as otherwise expressly provided herein, all rights and licenses granted by Acuitas to Metagenomi in Section 2.1 will terminate.

(b) Sell Off. Notwithstanding the termination of Metagenomi’s licenses and other rights under this License, Metagenomi will retain the right to distribute, sell or otherwise dispose of its existing inventory of the Licensed Products, in each case that is intended for distribution, sale or disposition in the Territory, for a period of not more than [***] following the date of the effective termination, as though this License had not been terminated, and such distribution, sale or other disposition will not constitute infringement of the Patents or other intellectual property or proprietary rights of Acuitas or its Affiliates. Metagenomi’s right to distribute, sell or otherwise dispose of its existing inventory of the Licensed Products pursuant to this Section 9.5(b) will be subject to Metagenomi’s continuing obligation to pay Royalties with respect to the Net Sales.

9.6 Survival

In addition to the termination consequences set forth in Section 9.5, the following provisions will survive termination or expiration of this License, as well as any other provision that by its terms or by the context thereof, is intended to survive such termination: Article 1 (to the extent applicable to any other surviving provisions), Article 4, Article 7, Article 10, Section 8.3, Section 8.4, Section 8.5, Section 8.6, Section 9.1 (last sentence), Section 9.4, Section 9.5, and this Section 9.6. Termination or expiration of this License will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this License nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon termination or expiration of this License.

Article 10
GENERAL PROVISIONS

10.1 Dispute Resolution

(a) Dispute Procedure. Any dispute, controversy, or claim (together, a “Dispute”) arising out of, relating to, or in connection with this License, including with respect to the formation, applicability, breach, termination, validity, or enforceability of this License, will be resolved pursuant to this Section 10.1 (Dispute Resolution), other than (i) disputes regarding issues within the purview of the JDC which will be resolved pursuant to Section 2.2(d) of the Development and Option Agreement, if applicable; and (ii) disputes that cannot be resolved without an adjudication of the rights or obligations of a Third Party (other than any Metagenomi Indemnitees or Acuitas Indemnitees identified in Section 8.7 (Indemnification), as to which the procedures set forth Sections 10.1(b) (Dispute Escalation) and 10.1(c) (Dispute Resolution by Arbitration) will not apply.

(b) Dispute Escalation. In the event of a Dispute between the parties, the Parties shall first attempt to resolve such Dispute amicably. If the Parties are not able to resolve a Dispute amicably, then each Party shall have the right to refer such dispute to Acuitas’ Chief Executive Officer and to the President and Chief Operating Officer of Metagenomi (or his or her designee, who must be a senior executive) (together, the “Executive Officers”), who will attempt in good faith to resolve such dispute by negotiation during a period of [***]. Any final decision agreed to by such Executive Officers shall be conclusive and binding on the Parties. If such Executive Officers are unable to resolve such Dispute within such [***] period, then either Party shall be free to commence legal action and seek such remedies as may be available to such Party, consistent with this Section 10.1.

(c) Dispute Resolution by Arbitration. If the Executive Officers are not able to resolve such Dispute as set forth above in Section 10.1(b), either Party may submit the dispute to arbitration for final resolution pursuant to this paragraph. Any such dispute shall be conducted by a tribunal of three arbitrators, in accordance with and pursuant to the Rules of Arbitration of the International Chamber of Commerce (“ICC”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, and it shall be conducted in the English language. The Party that submits the dispute to arbitration (the “claimant”) shall nominate an arbitrator in its request for arbitration. The other party (the “respondent”) shall nominate an arbitrator within 21 days of the receipt of the request for arbitration. The two arbitrators shall nominate a third arbitrator within 30 days after the nomination of the second arbitrator. The third arbitrator shall act as Chair of the tribunal. If any of the three arbitrators is not nominated within the time prescribed above, then the ICC Court shall appoint that arbitrator. Arbitrators may communicate with Parties or Party representatives on an ex parte basis for the purpose of selecting the chair of the tribunal. Once the three‑arbitrator tribunal is convened, no arbitrator or arbitrators may have ex parte communications with any Party or Party representative without the consent of all Parties. The arbitration award shall be final and binding on the Parties. The Parties undertake to carry out any award without delay and waive their right to any form of recourse based on grounds other than those contained in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958, insofar as such waiver can validly be made. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets, pursuant to the substantive law of the State of New York without regard to its choice‑of‑law rules or the choice‑of‑law rules of any forum that would cause any substantive law other than the law of the State of New York to apply.

(d) Actions to Enforce a Patent. If the Senior executives of the Parties are not able to resolve such dispute as set forth above in Section 10.1(b) and that dispute involves an allegation of patent infringement, the Party asserting patent infringement may commence an action to enforce that patent, or the Party accused of infringement may, to the extent permitted by law, commence an action for a declaratory judgment of non-infringement or invalidity in the United States District Court for the District of Delaware, or a proceeding for patent review or re-examination in the United States Patent and Trademark Office for any such disputes within this Section 10.1(d) (Actions to Enforce a Patent) involving one or more United States patents for which such forum has jurisdiction, and each Party hereby consents to the exclusive jurisdiction of such forum, and waives any jurisdictional or venue objections to suit in such District and Board and any right to seek to transfer such an action out of that forum.

(e) Injunctive Relief. Notwithstanding the dispute resolution procedures set forth in this Section 10.1 (Dispute Resolution), in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) in any court of competent jurisdiction, without first submitting to any dispute resolution procedures hereunder. Each Party hereby consents to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and, if that court lacks subject-matter jurisdiction, the New York State Supreme Court, New York County, for any such actions seeking equitable relief and waives any jurisdictional objections to such suit in those courts. Each Party acknowledges that material breach of any of the terms or conditions of this License would cause irreparable harm and damage to the other Party that may not be remediable through money damages.

(f) Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) will be tolled while the dispute resolution procedures set forth in Sections 10.1(a) (Dispute Procedure) and 10.1(b) (Dispute Escalation) are pending, and the Parties will cooperate in taking all actions reasonably necessary to achieve such a result.

(g) Prevailing Party. The prevailing Party in any suit or arbitration related to this License commenced under this Section 10.1 will be entitled to recover from the losing Party all reasonable out‑of‑pocket fees, costs, and expenses (including those of attorneys, professionals and accountants) incurred by the prevailing Party in connection with such arbitration or suit.

(h) Cumulative Remedies. All rights and remedies of the Parties hereunder will be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, in law, in equity, or otherwise. For the avoidance of doubt, Acuitas may, at its discretion, institute proceedings relating to enforcement or infringement of the Acuitas LNP Technology or Licensed Technology against any party before any court or judicial body of competent jurisdiction.

10.2 Relationship of Parties

Nothing in this License is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied Third-Party beneficiaries hereunder (except for Metagenomi Indemnitees and Acuitas Indemnitees for purposes of Section 8.7, and Metagenomi’s sublicensees for purposes of Section 2.2(b)(iv)). For clarity, Metagenomi does not grant to Acuitas any rights or licenses under this License to any Metagenomi Technology, Metagenomi’s interest in Joint Technology, or any other intellectual property rights of Metagenomi.

10.3 Compliance with Law

Each Party will perform or cause to be performed any and all of its obligations or the exercise of any and all of its rights hereunder in good scientific manner and in compliance with all applicable Law.

10.4 Choice of Law

This License will be governed by and construed in accordance with the substantive law of the state of New York without regard to its choice‑of‑law rules or the choice‑of‑law rules of any forum that would cause any substantive law other than the law of the state of New York to apply, provided that any dispute relating to the scope, validity, enforceability, or infringement of any patents will be governed by the substantive laws of the jurisdiction in which such patents apply. The Parties agree to exclude the application to this License of the United Nations convention on contracts for the international sale of goods.

10.5 Counterparts; Facsimiles

This License may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this License by either Party will constitute a legal, valid, and binding execution and delivery of this License by such Party.

10.6 Headings

All headings in this License are for convenience only and will not affect the meaning of any provision hereof.

10.7 Waiver of Rule of Construction

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this License. Accordingly, the rule of construction that any ambiguity in this License will be construed against the drafting Party will not apply.

10.8 Interpretation

Whenever any provision of this License uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or “includes without limitation”). “Herein”, “hereby”, “hereunder”, “hereof” and other equivalent words refer to this License as an entirety and not solely to the particular portion of this License in which any such word is used. In this License, the word “or” means “and/or”. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Appendices in this License are to Sections and Appendices of this License. References to any Sections include Sections and subsections that are part of the related Section.

10.9 Binding Effect

This License will inure to the benefit of and be binding upon the Parties, their Affiliates, and their respective lawful successors and assigns.

10.10 Assignment

This License may not be assigned by Acuitas, nor may Acuitas delegate its obligations or otherwise transfer licenses or other rights created by this License, except as expressly permitted hereunder or otherwise without the prior written consent of Metagenomi, which consent will not be unreasonably withheld, conditioned or delayed; provided that Acuitas may assign this License without such consent to an Affiliate or to its successor in connection with the sale of all or substantially all of its assets or business or that portion of its business pertaining to the subject matter of this License (whether by merger, consolidation or otherwise); provided that such Affiliates or Third‑Party agree to be bound by this License and the relevant provisions of the Development and Option Agreement. Metagenomi may assign this License in whole or in part to an Affiliate or to any Third‑Party; provided that such Affiliate or Third‑Party agree to be bound by the applicable terms of this License and the Development and Option Agreement. Notwithstanding the foregoing, Metagenomi may not assign this License [***].

10.11 Notices

All notices, requests, demands and other communications required or permitted to be given pursuant to this License will be in writing and will be deemed to have been duly given upon the date of receipt if delivered by hand, email, recognized international overnight courier, or registered or certified mail, return receipt requested, postage prepaid to the following addresses:

(a) If to Metagenomi:

Metagenomi, Inc.
5959 Horton Street, 7th Floor
Emeryville CA 94608

Attention: President and COO
Email: [***]

With a copy to (which shall not constitute notice):

Metagenomi, Inc.
5959 Horton Street, 7th Floor
Emeryville CA 94608

Attention: Legal Department
Email: legal@metagenomi.co

(b) If to Acuitas:

Acuitas Therapeutics Inc.
6190 Agronomy Road, Suite 205
Vancouver, B.C.
V6T 1Z3

Attention: CEO
Email: [***]
&
Email: legal@acuitastx.com

Either Party may change its designated address by notice to the other Party in the manner provided in this Section 10.11.

10.12 Amendment and Waiver

This License may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. Any waiver of any rights or failure to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

10.13 Severability

In the event that any provision of this License will, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith to modify the License to preserve (to the extent possible) their original intent.

10.14 Entire Agreement

This License (including all appendices and exhibits hereto and thereto) and the Development and Option Agreement are the sole agreements with respect to the subject matter hereof and thereof and supersede all other agreements and understandings between the Parties with respect to same.

10.15 Force Majeure

Neither Party will be liable for failure of or delay in performing obligations set forth in this License (other than any obligation to pay monies when due), and neither will be deemed in breach of such obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of such Party; provided, that the Party affected will promptly notify the other of the force majeure condition and will exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

10.16 Further Assurances

Each Party will take all customary and reasonable actions and do all things reasonably necessary or proper, including under applicable Law, to make effective and further the intents and purposes of the transactions contemplated by this License, including executing any further instruments reasonably requested by the other Party.

WITNESS WHEREOF, the Parties have caused this License to be executed by their respective duly authorized officers as of the License Effective Date.

ACUITAS THERAPEUTICS, INC.

By: /s/ T.D. Madden

(Signature)

Name: T. D. Madden

Title: CEO

Date: 30 September 2025

METAGENOMI, INC

By: /s/ Brian Thomas

(Signature)

Name: Brian Thomas

Title: CEO

Date: 30 September 2025

Appendix 1.60
Licensed Product

[***]

GUIDE RNA

Provide nucleotide sequence of each Guide RNA

[***]

DONOR DNA SEQUENCE

Provide nucleotide sequence of each Donor DNA Sequence (if Donor DNA Sequence is a
Therapeutic Human Genome Target use Human Genome Target Notice Form)

[***]

Appendix 1.61
Patents Within the Licensed Technology as of the
License Effective Date

[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***]

Appendix 2.3
Pre-Approved Contract Manufacturing Organizations (CMOs)

[***]

Appendix 8.2
Exceptions to Acuitas’ Representations and Warranties in
Section 8.2

[***]